Greektown Superholdings, Inc. 8-K
Exhibit 10.1

THIRD AMENDMENT TO
CREDIT AGREEMENT

THIS THIRD AMENDMENT (“Amendment”) dated as of May 24, 2012, by and between Greektown Superholdings, Inc., a Delaware corporation (“Borrower”) and Comerica Bank (“Bank”).

RECITALS:

A. Borrower and Bank entered into a Credit Agreement dated as of June 30, 2010, as amended by two amendments (“Agreement”).

B. Borrower and Bank desire to amend the Agreement as hereinafter set forth.

NOW, THEREFORE, the parties agree as follows:

1. The following definition in Section 1 of the Agreement is amended to read as follows:

“Revolving Credit Commitment” shall mean Forty Five Million Dollars ($45,000,000), subject to reduction or termination under Sections 2.10 or 9.2 hereof.

2. The definition of Applicable Facility Fee Rate in Section 1 of the Agreement is deleted.

3. The following definitions are added to Section 1 of the Agreement in alphabetical order:

“Applicable Unused Fee Rate” shall mean seventy five basis points per annum.

“Valet Parking Garage Project” shall mean the construction of a new valet parking garage facility located at 500 Macomb Street, Detroit, Michigan in accordance with the plans and specifications previously provided by Borrower to the Bank.

“Commitment Reduction” shall have the meaning given to such term in Section 2.12.

“Corporate Credit Card Reserve” shall mean an amount established from time to time by the Bank by written notice to the Borrower and which amount shall initially mean Seventy Five Thousand Dollars ($75,000).

“Cleanup Amount” shall mean as of any date of determination occurring (a) before July 1, 2013 (or the Valet Parking Garage Completion Date if earlier), $0 plus the aggregate outstanding amount of Valet Parking Garage Advances made by the Bank to the Borrower and (b) on or after July 1, 2013 (or the Valet Parking Garage Completion Date if earlier) , an amount equal to $0 plus the lesser of (x) aggregate amount of the Valet

Parking Garage Advances minus the aggregate amount of the Commitment Reductions occurring on or after July 1, 2013 (or the Valet Parking Garage Completion Date if earlier) and (y) the outstanding principal amount of the Valet Parking Garage Advances.

“Valet Parking Garage Advances” shall mean the Advances made by the Bank to the Borrower which are identified by the Borrower as being requested to fund the costs of the Valet Parking Garage Project in accordance with the provisions of Section 2.13.

“Valet Parking Garage Completion Date” shall mean the date the Valet Parking Garage Project is completed as evidenced by the issuance by the City of Detroit of a conditional or final certificate of occupancy.

4. Section 2.1 of the Agreement is amended to read as follows:

“2.1           Revolving Credit Commitment.  Subject to the terms and conditions of this Agreement, Bank agrees to make Advances to Borrower at any time and from time to time from the Effective Date until the Revolving Credit Maturity Date, in an aggregate principal amount not to exceed at any one time outstanding the Revolving Credit Commitment.  All of the Advances under this Section 2 shall be evidenced by the Revolving Credit Note under which Advances, repayments and readvances may be made, subject to the terms and conditions of this Agreement.  The sum of the aggregate amount of Advances used for the Borrower’s working capital and general corporate purposes (exclusive of Valet Parking Garage Advances) and the Letter of Credit Reserve shall not exceed Thirty Million Dollars ($30,000,000) at any time outstanding.”

5. Section 2.8 of the Agreement is amended to read as follows:

“2.8           Unused Fee. From May 24, 2012 to the payment in full in cash of all obligations under this Agreement and the termination of any obligation on the part of Bank to extend Advances or issue Letters of Credit under this Agreement or any Loan Document, Borrower shall pay to Bank an unused fee quarterly in arrears commencing on April 1, 2012 (in respect of the prior fiscal quarter or portion thereof), and on the first day of each fiscal quarter thereafter; provided that, in connection with any reduction or termination of the Revolving Credit Commitment under Section 2.10 hereof, the accrued facility fee calculated for the period ending on such date shall also be paid on the date of such reduction or termination, with, in the case of a reduction, the subsequent quarterly payment being calculated on the basis of the period from such reduction date to such quarterly payment date. The unused fee payable to Bank shall be determined by multiplying the Applicable Unused Fee Rate times the average daily amount by which the Revolving Credit Commitment then in effect exceeds the sum of (i) the aggregate principal amount of the Advances outstanding from time to time during such period and (ii) the amount of Letters of Credit outstanding from time to time during such period, calculated on a daily basis. The unused fee shall be computed on the basis of a year of three hundred sixty (360) days and assessed for the actual number of days elapsed. Whenever any payment of the unused fee shall be due on a day which is not a Business Day, the date for payment thereof shall be extended to the next Business Day. It is expressly understood that the unused fee described in this Section 2.8 shall not be refundable under any circumstances.”

6. Section 2.9 of the Agreement is amended to read as follows:

“2.9           Use of Proceeds.  Of the $45,000,000 Revolving Credit Commitment, $30,000,000 of the Proceeds of Advances under the Note (combined with the Letter of Credit Reserve, and the Corporate Credit Card Reserve) shall be used solely for working capital and general corporate purposes of Borrower and its Subsidiaries and up to $15,000,000 of the Proceeds of Advances under the Note shall be used only to pay the costs of the Valet Parking Garage Project.”

7. The following Section 2.12 is added to the Credit Agreement:

“2.12           Reductions in Revolving Credit Commitment.

(a)
Beginning on the earlier to occur of (i) July 1, 2013 and (ii) the first day of the first month after the Valet Parking Garage Completion Date, the Revolving Credit Commitment shall reduce quarterly on the first day of each applicable quarter by an amount equal to one-twentieth (1/20th) of the aggregate amount of the Valet Parking Garage Advances (each such reduction, a “Commitment Reduction”)

(b)
On the earlier to occur of (i) July 1, 2013 and (ii) the Valet Parking Garage Completion Date the Revolving Credit Commitment shall reduce by an amount equal to the excess, if any, of Fifteen Million Dollars ($15,000,000) over the aggregate amount of the Valet Parking Garage Advances.

(c)	On the date of such reduction of the Revolving Credit Commitment, the Borrower shall make the payment, if any, required under Section 2.6 as a result of such reduction.”

8. The following Section 2.13 is added to the Agreement:

“2.13           Valet Parking Garage Advances. Borrower may not request an Advance the proceeds of which are to be used to fund construction of the Valet Parking Garage Project unless:

(a)  each such Request for Advance is accompanied by (i) an itemization in form and detail satisfactory to Bank of the construction costs to be paid

(a)	each such Request for Advance is accompanied by (i) an itemization in form and detail satisfactory to Bank of the construction costs to be paid with the proceeds of the applicable Advance and (ii) an updated construction progress report in form and detail satisfactory to Bank; and

(b)
the amount of the requested Advance plus the aggregate amount of all other Advances disbursed by Bank to pay construction costs of the Valet Parking Garage Project does not exceed Fifteen Million Dollars ($15,000,000); and

(c)	Borrower has provided evidence satisfactory to Bank that Borrower has paid the first $10,500,000 of the costs of the construction of the Valet Parking Garage Project.

9. The lead in language to Section 7.16 of the Agreement is amended to read as follows:

“Use continuing commercially reasonable efforts (which shall include but not be limited to filing of a motion to enforce the discharge of liens or similar motion in the United States Bankruptcy Court for the Eastern District of Michigan) to deliver or cause to be delivered to Bank, at Borrower’s expense, in form and substance satisfactory to Bank, all of the following:”

10. Section 7.18 of the Agreement is amended to read as follows:

7.18           Clean Up Period.  Cause the outstanding amount of Advances to be equal to or less than the Cleanup Amount for at least forty five (45) consecutive days during each Cleanup Period.”

11. Section 2.6 of the Agreement is amended to read as follows:

“2.6           Reduction of Indebtedness.  If at any time and for any reason (a) the aggregate outstanding principal amount of Advances hereunder to Borrower, plus the outstanding Letter of Credit Reserve and the Corporate Credit Card Reserve, shall exceed the Revolving Credit Commitment, or (b) the Letter of Credit Reserve exceeds the Letter of Credit Sublimit, then, in the case of (a), Borrower shall immediately reduce any pending request for an Advance on such day by the amount of such excess and, to the extent any excess remains thereafter, immediately repay an amount of the Indebtedness equal to such excess, and, to the extent any such excess Indebtedness, attributable to any Letters of Credit or corporate credit cards, remains outstanding after prepayment of the Advances, Borrower shall provide cash collateral upon demand in an amount equal to the maximum amount that may be available to be drawn at any time prior to the stated expiry of all outstanding Letters of Credit or advanced under corporate credit cards and, in the case of (b), upon Bank’s demand, Borrower shall deposit with Bank cash collateral in an amount equal to the excess.  Borrower acknowledges that, in connection with any repayment required hereunder, it shall also be responsible for the reimbursement of any prepayment or other costs required under the terms of the Revolving Credit Note.”

12. Section 4.1(b) of the Agreement is amended to read as follows:

“(b)
From May 24, 2012 until the required date of delivery (or, if earlier, delivery) under Section 7.1(b) of Borrower’s financial statements and Covenant Compliance Report for the first fiscal quarter ending March 31, 2012, the margins shall be those set forth under the Level 2 column of the pricing matrix attached to this Agreement as Schedule 1.  Thereafter, all margins shall be based upon Borrower’s financial statements and Covenant Compliance Report, subject to recalculation as provided in subsection 4.1(a) above.”

13. Schedules 1 and 4 to the Agreement are deleted and attached Schedules 1 and 4 are substituted in their places.

14. Borrower hereby represent and warrant that, after giving effect to the amendments contained herein, (a) execution, delivery and performance of this Amendment and any other documents and instruments required under this Amendment or the Agreement are within Borrower’s corporate powers, have been duly authorized, are not in contravention of law or the terms of Borrower’s Articles of Incorporation or Bylaws, and do not require the consent or approval of any governmental body, agency, or authority; and this Amendment and any other documents and instruments required under this Amendment or the Agreement, will be valid and binding in accordance with their terms; (b) the continuing representations and warranties of Borrower set forth in Sections 6.1 through 6.6 and 6.8 through 6.18 of the Agreement are true and correct in all material respects on and as of the date hereof with the same force and effect as made on and as of the date hereof, except where such representations and warranties refer to a specific date, in which case such representations and warranties shall be true and correct in all material respects as of such date; (c) the continuing representations and warranties of Borrower set forth in Section 6.7 of the Agreement are true and correct as of the date hereof with respect to the most recent financial statements furnished to the Bank by Borrower in accordance with Section 7.1 of the Agreement; and (d) no Event of Default (as defined in the Agreement) or condition or event which, with the giving of notice or the running of time, or both, would constitute an Event of Default under the Agreement, as hereby amended, has occurred and is continuing as of the date hereof.

15. Except as expressly provided herein, all of the terms and conditions of the Agreement remain unchanged and in full force and effect.

16. This Amendment shall be effective upon execution of this Agreement by Borrower and the Bank, (b) execution and delivery by Company and the Guarantors of the documents listed on the Closing Agenda dated May 24, 2012, (c) payment by the Borrower to the Bank of a non-refundable closing and amendment fee in the amount of $75,000, and (d) payment to the Bank of the facility fee accrued under Section 2.8 through May 24, 2012.

IN WITNESS the due execution hereof as of the day and year first above written.

COMERICA BANK		GREEKTOWN SUPERHOLDINGS, INC.

By:	/s/ Robert Tull	By:	/s/ Glen Tomaszewski

Its:	Vice President	Its:	Senior Vice President and Chief Financial Officer

SCHEDULE 1

(Expressed in basis points)

BASIS FOR PRICING	LEVEL 1	LEVEL 2
Leverage Ratio	< 4.0:1.0	≥ 4.0:1.0
Revolving Credit Note – LIBOR Option	175	225
Letter of Credit Rate	175	225
Revolving Credit Note – Prime-Referenced Rate Option	-100	-25

SCHEDULE 4

Excluded Capital Expenditures

1.	New Slot machines (300 and 250 in 2011 and 2012, respectively) - $6,000,000 and $5,000,000 in 2011 and 2012, respectively.

2.	High speed network for gaming floor (to compete with other two casinos) - $3,650,000 in 2012.

3.	Additional restrooms and renovation of existing - $1,100,000 and $1,900,000 in 2011 and 2012, respectively.

4.	Remodel Opa Bar (to include food; and attach to back of house) - $2,600,000 in 2011

5.	Addition of Rooftop garden lounge - $500,000 and $3,000,000 in 2011 and 2012, respectively.

6.
Capital Expenditures for the Valet Parking Garage Project in an amount not exceeding the aggregate amount of Valet Parking Garage Project Advances plus an amount equal to the cash proceeds (in the amount of $10,500,000) realized from the Exchange Transaction (as defined in the Second Amendment to Credit Agreement and Consent dated July 8, 2011 between Borrower and Bank).